Index supplement to the product supplement no. 4-II dated November 4, 2020, the underlying supplement no. 13-I dated February 1, 2022 and the prospectus and prospectus supplement, each dated April 8, 2020.

Registration Statement Nos. 333-236659 and 333-236659-01
Dated July 7, 2022
Rule 424(b)(3)

JULY 2022

Ensemble.Ai Large Blend Index PR

J.P.Morgan

Hypothetical and Actual Historical Monthly and Annual Returns

☐ Backtested ☐ Actual

	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Year
2005	-2.72%	1.57%	-0.95%	-3.62%	5.30%	0.48%	5.38%	-0.12%	1.62%	-1.46%	3.55%	0.31%	9.27%
2006	3.81%	-0.19%	1.40%	0.47%	-4.40%	-0.83%	-3.06%	3.79%	3.30%	2.13%	1.70%	0.96%	9.07%
2007	2.63%	-1.01%	0.51%	4.99%	4.37%	-1.94%	-3.38%	1.67%	2.17%	0.34%	-5.55%	-1.95%	2.35%
2008	-7.71%	-2.02%	-0.65%	5.80%	2.90%	-5.90%	-4.03%	0.24%	-13.27%	-17.37%	-5.64%	2.24%	-38.78%
2009	-4.02%	-9.95%	7.75%	8.15%	4.07%	1.71%	6.13%	2.19%	4.65%	-2.84%	5.78%	3.57%	28.80%
2010	-4.50%	2.67%	5.98%	1.77%	-8.61%	-5.21%	7.66%	-4.55%	8.70%	4.34%	0.77%	5.52%	13.54%
2011	1.72%	4.31%	0.96%	3.56%	-1.06%	-0.78%	-2.90%	-4.34%	-9.09%	11.43%	0.23%	0.05%	2.74%
2012	5.38%	4.56%	3.15%	-1.67%	-7.46%	2.29%	1.23%	3.13%	2.05%	-0.76%	2.37%	1.44%	16.16%
2013	7.73%	1.00%	4.86%	1.49%	3.04%	-0.88%	7.67%	-2.60%	3.76%	3.76%	2.51%	3.86%	42.17%
2014	-2.75%	4.97%	-0.65%	-0.88%	2.76%	1.55%	0.04%	4.71%	-1.56%	2.78%	2.75%	0.59%	14.90%
2015	-2.14%	5.98%	-0.74%	-0.59%	0.89%	-1.33%	1.90%	-6.82%	-4.31%	8.16%	-0.16%	-0.99%	-1.03%
2016	-6.25%	0.40%	5.04%	0.90%	2.59%	-1.83%	5.02%	-0.02%	0.56%	-1.29%	2.07%	1.05%	7.98%
2017	2.28%	3.73%	0.42%	1.80%	2.79%	0.67%	1.96%	0.78%	0.90%	1.76%	3.22%	0.22%	22.46%
2018	5.95%	-4.63%	-2.22%	0.10%	1.85%	1.08%	3.81%	2.24%	0.38%	-5.87%	4.19%	-7.69%	-1.79%
2019	7.53%	4.40%	1.75%	3.45%	-4.52%	6.08%	1.37%	-1.44%	1.36%	1.07%	3.56%	2.86%	30.48%
2020	-0.80%	-7.12%	-14.71%	13.20%	9.31%	2.49%	6.58%	5.52%	-1.88%	-2.15%	14.56%	2.54%	26.40%
2021	-1.90%	4.69%	1.16%	4.76%	-0.15%	4.12%	1.68%	1.75%	-4.58%	6.29%	-5.63%	0.75%	12.90%
2022	-7.72%	-0.95%	2.11%	-10.05%	-3.24%	-5.90%							-23.56%

Please refer to the “Selected Risks” and “Disclaimer” on the following page.

Historical performance measures for the Index represent hypothetical backtested performance from January 3, 2005 through October 11, 2021 and the actual performance of the Index from October 12, 2021 through June 30, 2022. Please see “Use of hypothetical backtested returns” at the end of this presentation for further information related to backtesting including a discussion of certain limitation of backtesting and simulated returns.

Except as noted above and in the section entitled “Use of hypothetical backtested returns” at the end of this document, the hypothetical monthly and annual returns set forth above were determined using the methodology currently used to calculate the Index. PAST PERFORMANCE AND BACKTESTED PERFORMANCE ARE NOT INDICATIVE OF FUTURE RESULTS.

Investing in the notes linked to the Index involves a number of risks. See “Selected Risks” on page 2 of this document, “Risk Factors” in the prospectus supplement and the relevant product supplement and underlying supplement and “Selected Risk Considerations” in the relevant pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

JULY 2022 | Ensemble.Ai Large Blend Index PR Selected Risks  JPMorgan Chase & Co. may be included in the Index.  The daily holdings and portfolio weights of mutual funds, the Value ETF and the Growth ETF derived by the Replication Technologies may differ, perhaps significantly, from the actual holdings and portfolio weights of those funds.  The Index may not be successful or outperform any alternative strategy that might be employed in respect of components of any mutual fund, the Value ETF or the Growth ETF.  The Index’s notional portfolios may not accurately represent “U.S. stock large value” and “U.S. stock large growth” portfolios.  Concentration risks may adversely affect the value of the notes.  Your return on the notes will not reflect dividends or other distributions on the Constituents.  Hypothetical back - tested data relating to the Index do not represent actual historical data and are subject to inherent limitations.  If the prices of the Constituents change, the level of the Index and the market value of your notes may not change in the same manner.  The Index comprises notional assets and liabilities.  The Index has a limited operating history and may perform in unanticipated ways.  The Index is subject to market risks.  The Index Administrator may adjust that Index in a way that affects its level, and the Index Administrator has no obligation to consider your interests. The risks identified above are not exhaustive . You should also review carefully the related “Risk Factors” section in the relevant disclosure statement and underlying supplement and the “Selected Risk Considerations” in the relevant term sheet or disclosure supplement . Disclaimer Important Information The information contained in this document is for discussion purposes only . Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicative returns, performance or results, whether historical or hypothetical, will be achieved . All information herein is subject to change without notice, however, J . P . Morgan undertakes no duty to update this information . In the event of any inconsistency between the information presented herein and any offering document, the offering document shall govern . Use of hypothetical backtested returns Any backtested historical performance and weighting information included herein is hypothetical . The constituent may not have traded in the manner shown in the hypothetical backtest of the Index included herein, and no representation is being made that the Index will achieve similar performance . There are frequently significant differences between hypothetical backtested performance and actual subsequent performance . The results obtained from backtesting information should not be considered indicative of the actual results that might be obtained from an investment in notes referencing the Index . J . P . Morgan provides no assurance or guarantee that notes linked to the Index will operate or would have operated in the past in a manner consistent with these materials . The hypothetical historical levels presented herein have not been verified by an independent third party, and such hypothetical historical levels have inherent limitations . Alternative simulations, techniques, modeling or assumptions might produce significantly different results and prove to be more appropriate . Actual results will vary, perhaps materially, from the hypothetical backtested returns and allocations presented in this document . HISTORICAL AND BACKTESTED PERFORMANCE AND ALLOCATIONS ARE NOT INDICATIVE OF FUTURE RESULTS . Investment suitability must be determined individually for each investor, and investments linked to the Index may not be suitable for all investors . This material is not a product of J . P . Morgan Research Departments . Copyright © 2022 JPMorgan Chase & Co . All rights reserved . For additional regulatory disclosures, please consult : www . jpmorgan . com/disclosures . Information contained on this website is not incorporated by reference in, and should not be considered part of, this document . This monthly update document replaces and supersedes all prior written materials of this type previously provided with respect to the Index .